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Exhibit 99.1

Company Contact: Donald R. Peck, CFO 617-638-2000	Porter, LeVay & Rose, Inc. Cheryl Schneider, VP — Investor Relations Margarerit Drgos, VP — Media Relations Jeff Myhre, VP — Editorial 212-564-4700

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD REPORTS THIRD QUARTER AND NINE MONTH 2004 FINANCIAL RESULTS
—LOAN FACILITATION VOLUME UP 84% OVER PREVIOUS YEAR—
—LOANS AVAILABLE FOR SECURITIZATION UP 123%—

BOSTON, MA, April 22, 2004—First Marblehead Corporation (NYSE: FMD) a leading processor of private, non-governmental, education lending, today announced its financial results for the fiscal 2004 third quarter and nine months ended March 31, 2004.

First Marblehead's 2004 third fiscal quarter loan facilitation volume increased 84% to $486 million compared with $264 million from the same period last year, and the volume of loans available for securitization increased 123% to $367 million compared with $165 million during last year's third quarter. The year-to-date increase for loan facilitation volume is 70% higher at $1.47 billion compared with the $865 million facilitated this time last year, and loans available for securitization are up 103% at $1.1 billion over last year's nine-month mark of $549 million. These results are consistent with the Company's previously announced expectations.

Total service revenue for the third quarter of fiscal 2004 was $11.1 million compared with $15.6 million in the third quarter of 2003. The Company's net loss for the quarter was $3.6 million ($0.06 per fully diluted share) in the third quarter of fiscal 2004 compared with net income of $3.9 million ($0.07 per fully diluted share) during the third quarter of fiscal 2003.

Consistent with the Company's past practice of conducting securitization transactions in its second and fourth fiscal quarters, the Company did not conduct a securitization transaction during the first or third quarters of either fiscal 2004 or fiscal 2003. However, the securitization conducted in the second quarter of last year included an acquisition fund that allowed for the purchase of student loans during the third quarter of fiscal 2003, resulting in securitization revenues during that third quarter. The securitization conducted in the second quarter of fiscal 2004 did not include such an acquisition fund and, therefore, during the third quarter of fiscal 2004, the Company did not generate any up-front structural advisory fees, additional advisory fees or residual fee revenues from new securitization transactions.

Total service revenue for the nine months ended March 31, 2004 increased to $98.1 million up from $55.2 million in the same prior-year period, reflecting a strong increase in the volume of loans securitized in December 2003. Net income for the nine months ended March 31, 2004 increased to $30.0 million ($0.47 per fully diluted share) from $16.7 million ($0.30 per fully diluted share) during the comparable period last year.

Daniel Meyers, First Marblehead's Chairman and CEO, commented, "The education market is strong, and we see no signs of weakening. As the high school class of 2004 prepares for college next fall, more and more families are discovering that private student loans affordably fill the gap between savings, public aid and increasing tuition costs."

Meyers continued, "Internally, we continue with our plans to strengthen not only our infrastructure, but also our corporate executive staff. For example, we have recently hired three new top executives whose talents are central to successful implementation of our business plan. Andrew J. Hawley has been named the President of First Marblehead Education Resources. Previously, Andy was with the management consulting firm Pittiglio Rabin Todd & McGrath where he was the Lead Director of PRTM's Customer Management Practice. He has over 14 years of consulting experience in operations improvement, call center operations, customer care strategy, operational build-out, and growth strategies. Each of those areas is critical to First Marblehead's mission. Anne P. Bowen has been named our new Executive Vice President, Corporate Planning. Anne has over 20 years' experience in strategic management, most recently overseeing the two-year Deutsche Bank integration project for State Street Corporation, where she worked for 10 years. Robin L. Camara has joined First Marblehead as Senior Vice President, Human Resources, and will have the job of finding and retaining the exceptionally talented staff required to keep our company growing. Robin joins us from Sun Life Financial, where she spent seven years of her 20 year-long career, directing all human resource and administrative services for the US operations of that global insurer."

He added, "We are extremely pleased with the progress that we have made since we went public. As the increases in the amount of loans facilitated and in the amount available for securitization are significant indicators of our future revenue, we remain confident in our ability to sustain our growth and meet our previously announced expectations for both 2004 and 2005. As such, for the full fiscal year ending June 30, 2004, we anticipate our loan facilitation volume to increase by over 60% compared with fiscal 2003, and the volume of loans available for later securitization to increase over 90%. Revenues are anticipated to increase over 100% from 2003, while net income should increase over 120%."

Meyers concluded, "Our outlook for fiscal 2005 is also robust. We expect loan facilitations to increase between 40 and 45 percent, with loans available for securitization increasing over 50 percent. We also anticipate both revenues and net income to improve about 50% over 2004's anticipated levels, consistent with our previous expectations."

First Marblehead Corporation will host a conference call today, Thursday, April 22, at 4:30 p.m. (Eastern), which will be simultaneously broadcast live over the Internet. Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call. To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead's website for 14 days. A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 90156109.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental, education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2004 and beyond, are based upon the Company's historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements represent First Marblehead's expectations as of April 22, 2004. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead's performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead's actual results to differ from its expectations include the factors set forth under the caption "Factors That May Affect Future Results" in First Marblehead's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 13, 2004. These risks could cause actual results of the industry or our actual results for fiscal year 2004 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

—financial tables to follow—

First Marblehead Corporation and Subsidiaries
Condensed Consolidated Statements of Income
For the Three and Nine Months Ended March 31, 2004
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
Service revenue:
Structural advisory fees	$484,462	$4,943,481	$39,183,739	$20,502,913
Residuals	2,252,507	5,491,425	34,790,465	18,935,192
Administrative and other fees	456,664	262,025	1,227,885	960,488
Processing fees from TERI	7,933,487	4,932,227	22,916,898	14,800,489

Total service revenue	11,127,120	15,629,158	98,118,987	55,199,082
Operating expenses:
Salaries and benefits	8,835,143	4,951,653	25,502,578	14,083,991
General and administrative expenses	8,414,458	3,457,714	22,424,425	11,154,218

Total operating expenses	17,249,601	8,409,367	47,927,003	25,238,209
Income/(loss) from operations	(6,122,481)	7,219,791	50,191,984	29,960,873
Other (income)/expense:
Total other expense, net	(78,206)	395,986	(22,318)	1,129,365

Income/(loss) before income tax expense	(6,044,275)	6,823,805	50,214,302	28,831,508
Income tax expense/(benefit)	(2,478,144)	2,890,010	20,218,871	12,097,668

Net income/(loss)	$(3,566,131)	$3,933,795	$29,995,431	$16,733,840

Earnings/(loss) per share, basic	$(0.06)	$0.07	$0.52	$0.32
Earnings/(loss) per share, diluted	(0.06)	0.07	0.47	0.30
Weighted average shares outstanding, basic	61,855,607	53,185,680	58,074,788	53,070,369
Weighted average shares outstanding, diluted	61,855,607	56,945,788	63,440,851	56,685,595

First Marblehead Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
As of March 31, 2004 and June 30, 2003
(Unaudited)

	March 31, 2004	June 30, 2003
Assets
Total cash and cash equivalents	$126,360,071	$18,327,018
Service receivables:
Structural advisory fees	25,469,322	10,785,583
Residuals	78,390,930	43,600,465
Processing fees from The Education Resources Institute (TERI)	2,956,438	2,519,435

	106,816,690	56,905,483

Other receivables	464,616	142,818

Property and equipment, net	6,842,363	4,415,862

Goodwill	3,176,497	3,176,497
Intangible assets, net	3,310,561	3,608,538
Prepaid and other assets	1,603,052	477,019

Total assets	$248,573,850	$87,053,235

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued expenses	$6,630,794	$13,558,897
Net deferred tax liability	28,261,539	14,395,985
Notes payable	13,425,098	6,674,020
Other liabilities	307,225	—

Total liabilities	48,624,656	34,628,902

Commitments and contingencies
Stockholders' equity:
Total stockholders' equity	199,949,194	52,424,333

Total liabilities and stockholders' equity	$248,573,850	$87,053,235

Appendix (A)

First Marblehead Corporation
Loan Facilitation Metrics

	FY 2003	FY 2004	% Increase
Q3 Loan Facilitation Volume	$264 million	$486 million	84%
Q3 Volume of Loans Available for Securitization	$165 million	$367 million	123%
Year To Date Loan Facilitation Volume	$865 million	$1.467 billion	70%
Year To Date Volume of Loans Available for Securitization	$549 million	$1.114 billion	103%

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FIRST MARBLEHEAD REPORTS THIRD QUARTER AND NINE MONTH 2004 FINANCIAL RESULTS —LOAN FACILITATION VOLUME UP 84% OVER PREVIOUS YEAR— —LOANS AVAILABLE FOR SECURITIZATION UP 123%—
First Marblehead Corporation and Subsidiaries Condensed Consolidated Statements of Income For the Three and Nine Months Ended March 31, 2004 (Unaudited)
First Marblehead Corporation and Subsidiaries Condensed Consolidated Balance Sheet As of March 31, 2004 and June 30, 2003 (Unaudited)
Appendix (A) First Marblehead Corporation Loan Facilitation Metrics